Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) executed as of June 22, 2005 by and among Dean Holding Company, a Delaware corporation (formerly, Dean Foods Company) (the “Company”), Dean Pickle and Specialty Products Company, a Wisconsin corporation (“Dean Pickle”) and The Bank of New York Trust Company N.A. (as successor to The Bank of New York), as Trustee (the “Trustee”).

RECITALS

     WHEREAS, the Company and the Trustee have heretofore executed and delivered that certain Indenture, dated as of January 15, 1998 (the “Indenture”), pursuant to which the Company has or may issue from time to time unsecured debentures, notes or other evidences of indebtedness in one or more series (the “Securities”);

     WHEREAS, the Company plans to merge with and into Dean Pickle with Dean Pickle being the surviving entity (the “Merger”), and upon consummation of the Merger, Dean Pickle will change its name to Dean Holding Company;

     WHEREAS, the Merger is a permitted transaction pursuant to Section 9.1 of the Indenture provided that the surviving entity expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of and interest on all the Securities according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company;

     WHEREAS, Dean Pickle desires to becomes the successor to the Company with respect to the Securities and the Indenture as contemplated by Section 9.2 of the Indenture;

     WHEREAS, Section 8.1 of the Indenture provides that the Company, when authorized by a resolution of its board of directors, and the Trustee may enter into indentures supplemental to the Indenture without the consent of the Holders;

     WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture, effectively supplementing the Indenture as set forth herein, have been duly taken;

     NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

     1.1 Upon the consummation of the Merger, Dean Pickle agrees to assume the due and punctual payment of the principal of and interest on all the Securities according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company.

ARTICLE TWO

     2.1 All terms used in this Supplemental Indenture which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

     2.2 All of the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture, and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and shall be binding upon all the Holders.

     2.3 This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     2.4 In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     2.5 Nothing in this Supplemental Indenture, express or implied, shall give any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture. Except as expressly supplemented or amended as set forth in this Supplemental Indenture, the Indenture is hereby ratified and confirmed, and all the terms, provisions and conditions thereof shall be and continue in full force and effect. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture as amended and supplemented by this Supplemental Indenture.

     2.6 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, except with respect to the execution hereof by the Trustee, or for or in respect of the recitals contained herein, all of which are made solely by the Company and Dean Pickle.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first written above.

DEAN HOLDING COMPANY
/s/ Lisa N. Tyson
Name:	Lisa N. Tyson
Title:	Senior Vice President, Deputy General Counsel
and Assistant Secretary

DEAN PICKLE AND SPECIALTY PRODUCTS COMPANY
/s/ Lisa N. Tyson
Name:	Lisa N. Tyson
Title:	Vice President and Secretary

THE BANK OF NEW YORK TRUST COMPANY N.A., As successor Indenture Trustee to The Bank of New York as Indenture Trustee
/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President